SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Volt Information Sciences, Inc.
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VOLT INFORMATION SCIENCES, INC.
560 Lexington Avenue
New York, New York 10022-2928
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 30, 2009

TO THE SHAREHOLDERS OF
VOLT INFORMATION SCIENCES, INC.

The Annual Meeting of Shareholders of Volt Information Sciences, Inc. (the “Company”) will be held at the First Floor Atrium, Volt Corporate Park, 2401 N. Glassell Street, Orange, CA 92865, on March 30, 2009, at 10:00 a.m., Pacific time, to consider the following:

1.	The election of three Class II directors to serve until the 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

2.

A proposal to ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 1, 2009; and

3.	Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on February 2, 2009 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

You are cordially invited to attend the meeting. Whether or not you plan to be present, you can vote your shares by using the Internet or the telephone. Instructions for using these services are set forth on the enclosed proxy card. You also may vote your shares by marking your votes on the enclosed proxy card and signing, dating and mailing it in the enclosed return envelope which requires no postage if mailed within the United States. The giving of a proxy will not affect your right to vote in person in the event that you find it convenient to attend the meeting.

By Order of the Board of Directors

Jerome Shaw, Secretary

New York, New York
February 18, 2009

VOLT INFORMATION SCIENCES, INC.
560 Lexington Avenue
New York, New York 10022-2928

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS

On or about February 18, 2009, we mailed to our shareholders of record at the close of business on February 2, 2009, a Notice containing instructions on how to access our Proxy Statement and our Annual Report online and we began mailing these proxy materials to shareholders who have requested paper copies. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Volt Information Sciences, Inc., a New York corporation (the “Company” or “Volt”), of Proxies in the accompanying form (“Proxy” or “Proxies”) for use at the Annual Meeting of Shareholders of the Company to be held on March 30, 2009 and at any adjournments or postponements thereof (the “Annual Meeting”).

Only holders of record of the Company’s Common Stock (the “Common Stock”) as of the close of business on February 2, 2009 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on that date, there were issued and outstanding 20,842,806 shares of Common Stock of the Company. Each issued and outstanding share of Common Stock on that date is entitled to one vote upon each matter to be acted upon at the Annual Meeting. The presence, in person or by proxy, of at least 35% of the total issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

All Proxies received will be voted in accordance with the specifications made thereon. Proxies received without specification on a matter will be voted as follows on that matter: (a) for the election of all nominees named herein to serve as directors and (b) in favor of the proposal to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 1, 2009 (“fiscal 2009”). Management does not intend to bring before the Annual Meeting any matters other than those specifically described above and knows of no other matters to come before the Annual Meeting. If any other matters or motions come before the Annual Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote Proxies in accordance with their judgment on those matters or motions, including any matter dealing with the conduct of the Annual Meeting. Proxies may be revoked at any time prior to their exercise by written notification to the Secretary of the Company at the Company’s principal executive offices located at 560 Lexington Avenue, New York, New York 10022-2928, by voting at the Annual Meeting or by submitting a later dated proxy.

The Company maintains a Savings Plan (the “Savings Plan”) in which separate accounts are maintained for Common Stock held under the Employee Stock Ownership Plan (the “ESOP Account”) and 401(k) Plan (the “401(k) Account”) features of the Savings Plan. Subaccounts are maintained for each participant under the ESOP Account and 401(k) Account. Separate Notices on how to access our Proxy Statement and our Annual Report have been transmitted to each employee of the Company who is a participant in the Savings Plan and for whom the Company has an email address unless he or she has requested paper copies. Copies of such proxy materials have been mailed to all participants in the Savings Plan who either have requested paper copies or for whom the Company does not have an email address. Shares held in a participant’s subaccounts will be voted by the trustee of the Savings Plan as directed by the participant in a signed Proxy for Savings Plan participants which is timely returned to the Savings Plan trustee or its designee. Shares as to which the Savings Plan trustee does not receive a timely direction will be voted by the trustee as directed by the administrator of the Savings Plan in such manner as the Savings Plan administrator deems proper in its fiduciary capacity for the benefit of the Savings Plan and its participants.

A plurality of votes cast at the Annual Meeting in person or by proxy is required for the election of each nominee to serve as a director. The affirmative vote of a majority of votes cast at the Annual Meeting in person or by proxy is required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2009. Votes withheld, in the case of the election of directors, and abstentions and any broker non-votes with respect to the ratification of an independent registered public accounting firm are not considered votes cast with respect to that matter and, consequently, will have no effect on the vote on that matter, but are counted in determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner of Common Stock does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received specific voting instructions from such beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, MANAGEMENT AND NOMINEES

The following table sets forth information, as of February 2, 2009 (except as described in the footnotes to the following table), with respect to the beneficial ownership of Common Stock, the Company’s only class of voting or equity securities, by (a) each person who is known to, or believed by, the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (b) each of the executive officers named in the Summary Compensation Table contained under “Executive Compensation”, (c) each of the directors of the Company, including nominees to serve as directors, and (d) all executive officers and directors as a group:

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership (1)	Percent of Class (2)
Jerome Shaw	3,097,064 (3)	14.9%
c/o Volt Information Sciences, Inc.
560 Lexington Avenue
New York, NY 10022

Deborah Shaw	2,121,382 (4)	10.2%
c/o Volt Information Sciences, Inc.
560 Lexington Avenue
New York, NY 10022

Bruce G. Goodman	2,080,970	(5)	10.0%
c/o Volt Information Sciences, Inc.
560 Lexington Avenue
New York, NY 10022

Linda Shaw	2,080,970	(6)	10.0%
c/o Volt Information Sciences, Inc.
560 Lexington Avenue
New York, NY 10022

Steven A. Shaw	1,670,756	(7)(8)	8.0%
c/o Volt Information Sciences, Inc.
560 Lexington Avenue
New York, NY 10022-2928

Dimensional Fund Advisors LP	1,517,422	(9)	7.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Aberdeen Asset Management PLC	1,458,207	(10)	7.0%
10 Queens Terrace
Aberdeen, Scotland

Royce & Associates LLC	1,195,829	(11)	5.7%
1414 Avenue of the Americas
New York, NY 10019

Lloyd Frank	603,300	(12)	2.9%
Howard B. Weinreich	35,550	(8)	*
Theresa A. Havell	6,500		*
Mark N. Kaplan	5,000		*
Thomas Daley	4,840	(8)	*
Jack Egan	3,401		*
William H. Turner	2,000		*
All executive officers and directors	8,799,844	(13)	42.1%
as a group (15 persons)
____________________

(1)

Except as noted, the named beneficial owners have sole voting and dispositive power with respect to their beneficially owned shares. Shares beneficially owned include shares held in the executive officer’s ESOP Account and 401(k) Account.

(2)

Asterisk indicates less than 1%. Shares reflected as owned by a person that are not outstanding but that are issuable upon exercise of the portion of options held by such person that are exercisable on or within 60 days after February 2, 2009 are considered outstanding for the purpose of computing the percentage of outstanding Common Stock that would be owned by that person if the options were exercised, but (except for the calculation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.

(3)

Includes (i) 2,687,783 shares owned by Mr. Shaw as trustee under six trusts for his benefit, (ii) 354,375 shares owned by Mr. Shaw and his wife as trustees of a trust for the benefit of one of their children, as to which shares Mr. and Mrs. Shaw may be deemed to have shared voting and investment power, (iii) 9,825 shares owned by Mr. Shaw’s wife, as to which shares Mr. Shaw disclaims beneficial ownership; (iv) 12,750 shares held by a family foundation of which Mr. Shaw is a director, as to which shares Mr. Shaw disclaims beneficial ownership. The inclusion of the shares in clauses (ii) and (iii) is not an admission of beneficial ownership of those shares by Mr. Shaw.

(4)

Includes (i) 221,532 shares owned by the Estate of William Shaw of which Ms. Shaw is a co-executrix, (ii) 1,592,999 shares owned by Ms. Shaw under four trusts for her benefit, (iii) 5,749 shares held by a family foundation of which Ms. Shaw is a director, as to which shares Ms. Shaw disclaims beneficial ownership, (iv) 23,893 shares owned by Ms. Shaw’s husband, (v) 71,220 shares owned by Ms. Shaw as custodian for their children, (vi) 19,730 shares owned by Ms. Shaw’s husband as custodian for their children and (vii) 31,154 shares owned by Ms. Shaw, Linda Shaw and Bruce G. Goodman, as co-trustees for the benefit of the children of Linda Shaw. The inclusion of the shares in clauses (iv), (v), (vi) and (vii) is not an admission of beneficial ownership of those shares by Ms. Shaw.

(5)

Includes (i) 1,500 shares owned by Mr. Goodman as trustee of an irrevocable trust for the benefit of his children, (ii) 31,154 shares owned by Mr. Goodman, his wife, Linda Shaw, and her sister Deborah Shaw, as co-trustees of trusts for the benefit of the children of Linda Shaw, (iii) 5,749 shares held by a family foundation of which Mr. Goodman’s wife is a director, as to all of which shares Mr. Goodman disclaims beneficial ownership, (iv) 1,801,791 shares owned by Mr. Goodman’s wife, and (v) 221,532 shares owned by the Estate of William Shaw of which Mr. Goodman’s wife is the co-executrix. The inclusion of the shares in clauses (ii), (iv) and (v) is not an admission of beneficial ownership of those shares by Mr. Goodman.

(6)

Includes (i) 221,532 shares owned by the Estate of William Shaw of which Ms. Shaw is a co-executrix, (ii) 31,154 shares owned by Ms. Shaw, her husband and her sister as co-trustees of trusts for the benefit of the children of Ms. Shaw, (iii) 1,492,997 shares owned by Ms. Shaw under three trusts for her benefit, (iv) 5,749 shares held by a family foundation of which Ms. Shaw is a director, as to which shares Ms. Shaw disclaims beneficial ownership, (v) 19,244 shares owned by Ms. Shaw’s husband, individually and (vi) 1,500 shares owned by Ms. Shaw’s husband as trustee of an irrevocable trust for the benefit of his children. The inclusion of the shares in clauses (v) and (vi) is not an admission of beneficial ownership of those shares by Ms. Shaw.

(7)

Includes (i) 18,859 shares held by Steven A. Shaw as trustee of trusts for the benefit of two of his nephews, as to which Mr. Shaw disclaims beneficial ownership, (ii) 108,108 shares held by Mr. Shaw, Lloyd Frank and Michael Shaw as co-trustees of trusts for the benefit of the grandchildren of Jerome Shaw, as to which Steven A. Shaw disclaims beneficial ownership and (iii) 478,899 shares owned by Steven A. Shaw, Rachel Shaw, Michael Shaw and Lloyd Frank as co-trustees of trusts for the benefit of the children of Jerome Shaw, one of whom is Steven A. Shaw. Also includes 717,718 shares held in a brokerage account as to which a margin balance of $213,000 was outstanding as of February 2, 2009.

(8)

Includes the following shares issuable upon the exercise of options granted by the Company that are exercisable on or within 60 days after February 2, 2009: Steven A. Shaw, 30,750 shares; Howard B. Weinreich, 3,000 shares; and Thomas Daley, 3,000 shares.

(9)

Based on information as of December 31, 2008 contained in a Schedule 13G/A dated February 9, 2009, which states that Dimensional Fund Advisors LP, an investment adviser, has sole investment power as to these shares and sole voting power over 1,483,631 of such shares which are owned by investment funds as to which it furnishes investment advice or serves as investment manager, but as to which it disclaims beneficial ownership. The Company has no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13G/A filing, but has no reason to believe that such information is incomplete or inaccurate.

(10)

Based on information as of December 31, 2008 contained in a Schedule 13G dated January 9, 2009 which states that Aberdeen Asset Management PLC, an investment adviser, has sole voting power over 1,458,207 shares and dispositive power over 0 shares. The Company has no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13G filing, but has no reason to believe that such information is incomplete or inaccurate.

(11)

Based on information as of December 31, 2008 contained in a Schedule 13G dated January 30, 2009 which states that Royce & Associates, LLC, an investment adviser, has sole voting and dispositive power over all of such shares. The Company has no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13G filing, but has no reason to believe that such information is incomplete or inaccurate.

(12)

Includes (i) 3,793 shares owned by Mr. Frank’s wife, as to which shares Mr. Frank disclaims beneficial ownership, (ii) 478,899 shares owned by Mr. Frank, Rachel Shaw, Michael Shaw and Steven A. Shaw as co-trustees of trusts for the benefit of the children of Jerome Shaw, as to which Mr. Frank disclaims beneficial ownership, and (iii) 108,108 shares held by Lloyd Frank, Steven A. Shaw and Michael Shaw as co-trustees of trusts for the benefit of the grandchildren of Jerome Shaw, as to which Mr. Frank disclaims beneficial ownership. The inclusion of the shares in clauses (i), (ii) and (iii) is not an admission of beneficial ownership of those shares by Mr. Frank.

(13)	Includes 45,000 shares issuable upon the exercise of options granted by the Company that are exercisable on or within 60 days after February 2, 2009.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of February 2, 2009 with respect to the shares that may be issued under all of the Company’s existing equity compensation plans.

	Number of	Weighted-	Number of
	Securities to	Average	Securities
	be	Exercise	Remaining
	Issued Upon	Price of	Available for
	Exercise of	Outstanding	Future
	Outstanding	Options,	Issuance
	Options,	Warrants and
	Warrants and	Rights
Plan Category	Rights
Equity compensation plans approved by security holders
1995 Non-Qualified Stock Option Plan	70,155	$12.72	- (1)
2006 Incentive Stock Plan	332,280	$13.32	1,167,720
Equity compensation plans not approved by security holders	--	--	--
Total	402,435	$13.11	1,167,720

____________________

(1)	The Company’s 1995 Non-Qualified Stock Option Plan terminated on May 16, 2005 except for options previously granted thereunder.

ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of seven directors, divided into two classes. The terms of office of Class I and Class II directors expire at the 2010 and 2009 Annual Meetings of Shareholders, respectively. At each annual meeting, directors are chosen to succeed those in the class whose term expires at that annual meeting to serve for a term of two years each and until their respective successors are elected and qualified. Each of the present directors of the Company was elected by the Company’s shareholders.

Unless otherwise directed, persons named in the enclosed Proxy intend to cast all votes pursuant to Proxies received for the election of Theresa A. Havell, Deborah Shaw and William H. Turner as Class II directors to serve until the 2011 Annual Meeting of Shareholders and, in each case, until his or her respective successor is elected and qualified (those persons are referred to in this Proxy Statement as the “nominees”). Each nominee has indicated his or her availability to serve as a director. In the event that any of the nominees should become unavailable or unable to serve for any reason, the holders of the Proxies have discretionary authority to vote for one or more alternate nominees who will be designated by the Board of Directors.

A plurality of the votes cast at the Annual Meeting in person or by proxy is required for the election of each nominee. Votes withheld will have no effect on the outcome of the election of directors.

Background of Nominees and Continuing Directors

Nominees (Class II)

THERESA A. HAVELL, 62, has been a director of the Company since April 2004. She has been President and Chief Executive Officer of Havell Capital Management LLC (a money management company) since 1996. Prior to 1996, Ms. Havell was a Partner, Member of Executive Committee, Director and Chief Investment Officer of the Fixed Income Group of NeubergerBerman.

DEBORAH SHAW, 54, has been a director of the Company since August 2006. Dr. Shaw is and has been a clinical psychologist with a private practice in Los Angeles, California for more than the past five years.

WILLIAM H. TURNER, 68, has been a director of the Company since August 1998. He has been Acting Dean at The School of Business of Montclair State University since June 2008. He was founding Dean at Stony Brook University School of Business from February 2004 to December 2007 and prior thereto was Senior Partner of Summus Ltd., a consulting firm, from October 2002 to February 2004. From August 1997 until his retirement in September 2002, he was President of PNC Bank, New Jersey. From October 1996 to July 1997, he was President and Chief Executive Officer of Franklin Electronic Publishers, Inc. (a designer and developer of hand-held electronic information products) and, from February 1991 to September 1996, he was Vice Chairman of The Chase Manhattan Bank and its predecessor, Chemical Banking Corporation. He is also a director of Amerprise, Inc., Franklin Electronic Publishers, Inc., New Jersey Resources Corp. and Standard Motor Products, Inc.

Directors Whose Term of Office Continues After Annual Meeting (Class I)

LLOYD FRANK, 83, has been a director of the Company since March 2000. He has been Of Counsel to the law firm of Troutman Sanders LLP since April 2005, and was counsel to the law firm of Jenkens & Gilchrist Parker Chapin LLP from January 2005 to April 2005 and, from January 1977 until that time, was a partner in that firm (and its predecessor, Parker Chapin LLP). Mr. Frank is also a director of Dryclean USA, Inc. and Park Electrochemical Corp.

BRUCE G. GOODMAN, 60, has been a director of the Company since May 2000. He has been General Counsel of Shepherd Kaplan LLC since April 2008, and prior to that, he was a partner of the law firm of Hinckley, Allen & Snyder LLP since April 1995.

MARK N. KAPLAN, 79, has been a director of the Company since April 1991. He has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1999 and, from October 1979 until that time, was a partner in that firm. Mr. Kaplan is also a director of American Biltrite, Inc., Autobytel Inc. and Congoleum Corporation.

STEVEN A. SHAW, 49, has been a director of the Company since August 1998. He has been President and Chief Executive Officer of the Company since March 2006, and Chief Operating Officer of the Company since March 2005. He served as co-Chief Executive Officer of the Company from September 2005 until March 2006, as Executive Vice President of the Company from March 2005 until March 2006 and as a Senior Vice

President of the Company from November 2000 until March 2005. He has been employed by the Company in executive capacities since November 1995.

Steven A. Shaw is the son of Jerome Shaw. Deborah Shaw, a director of the Company, is the cousin of Steven A. Shaw and the niece of Jerome Shaw. Bruce G. Goodman, a director of the Company, is the husband of Deborah Shaw’s sister, Linda Shaw. Deborah Shaw and her sister are co-executors of the Estate of William Shaw. William Shaw was Jerome Shaw’s brother and a founder of the Company, and was President and co-Chief Executive Officer of the Company at the time of his death in March 2006. There are no other family relationships among the executive officers or directors of the Company.

Corporate Governance

The Company’s business and affairs are managed and under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Company’s Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The Company has an Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

The Board of Directors met 20 times during the fiscal year ended November 2, 2008 (“fiscal 2008”). Each incumbent director attended at least 75% of the meetings of the Board of Directors and Committees on which he or she served which were held during fiscal 2008.

Independent Directors; Executive Sessions of the Board of Directors

The Board of Directors has determined that Theresa A. Havell, Mark N. Kaplan, Bruce G. Goodman, Deborah Shaw and William H. Turner meet the current independence requirements under the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors made these determinations based primarily upon a review of the responses of directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with them. The Board of Directors determined that there were no material relationships between any of such persons and the Company that could interfere with their exercise of independent judgment and that each meets the current independence requirements applicable to independent directors under the listing standards of the NYSE to serve on the Board of Directors.

The Board of Directors has also determined that Lloyd Frank meets the current independence requirements under the listing standards of the New York Stock Exchange. Troutman Sanders LLP and its predecessor law firms to which Mr. Frank is now Of Counsel, and was formerly a partner, have been retained by the Company annually since 1962 to review and advise the Company with respect to its legal position on numerous matters. These firms had also rendered professional services to William Shaw and render professional services to his Estate and to Jerome Shaw, Linda Shaw (the spouse of Bruce G. Goodman) and Deborah Shaw, for which, the Company has been advised, they were and are billed directly. The fees paid by the Company to Troutman Sanders LLP with respect to services rendered during fiscal 2008, exclusive of disbursement reimbursement, represented less than 2% of the firm’s consolidated gross revenues during the firm’s 2008 fiscal year and were not material to the firm, which has approximately 700 attorneys. Mr. Frank owns 12,500 shares of the Company’s stock and his spouse owns 3,793 shares, and Mr. Frank is also one of the trustees of various trusts for the benefit of the children and grandchildren of Jerome Shaw. Mr. Frank has no other interests which preclude him from being independent under the criteria for service on the Board of Directors. The Board of Directors has determined that, in the Board of Directors' judgment and based in part on the advice of Troutman Sanders LLP, counsel to the Company (in which Mr. Frank did not participate), the relationship of Mr. Frank with the Company and the aforesaid ownership of stock was not material to the Company, to Mr. Frank's law firm or to Mr. Frank, that such relationships did not interfere with Mr. Frank's exercise of his independent judgment and that he meets the current independence requirements applicable to independent directors under the listing standards of the NYSE to serve on the Board of Directors.

The non-management directors have held executive sessions. In accordance with the listing standards of the NYSE, these sessions are intended to promote open discussion among non-management directors. Mark N. Kaplan has been chosen by the non-management directors to preside at these sessions.

Attendance at Annual Meeting of Shareholders

The Company encourages each of its directors to attend the Company’s Annual Meeting of Shareholders. All directors attended the 2008 Annual Meeting of Shareholders.

Shareholder Communications with the Board of Directors

Shareholders and interested parties may communicate directly with the Board of Directors or any member or members thereof by sending communications to the Board of Directors, or such director, c/o Howard B. Weinreich, Senior Vice President and General Counsel, Volt Information Sciences, Inc., 560 Lexington Avenue, New York, NY 10022-2928. Effective April 1, 2009, the address will be 1600 Stewart Avenue, Westbury, NY 11590. Mr. Weinreich will forward all such communications directly to the Board of Directors or the director to whom they are addressed.

Code of Business Conduct and Corporate Governance Guidelines

The Company has a Code of Business Conduct and Ethics and corporate governance guidelines. Copies of the Company’s Code of Business Conduct and Ethics, other significant corporate policies and all committee charters are available at the Company’s website: www.volt.com in the Investor Relations/Corporate Governance Section. Copies of these documents are also available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022-2928 (effective April 1, 2009, the address will be 1600 Stewart Avenue, Westbury, New York 11590), Attention: Shareholder Relations. The telephone number is 212-704-2400.

Compliance with New York Stock Exchange Corporate Governance Guidelines

On May 21, 2008, Steven A. Shaw, as the Chief Executive Officer of the Company, certified to the NYSE, on which the Company’s Common Stock is listed, that, as of the date of his certification, he was unaware of any violation by the Company of the NYSE corporate governance listing standards.

Audit Committee

The Audit Committee consists of Theresa A. Havell, Mark N. Kaplan and William H. Turner, each of whom is financially literate and meets the current independence requirements for Audit Committee membership under the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NYSE. The Board of Directors has determined that Mark N. Kaplan is an “audit committee financial expert” within the meaning of the applicable SEC rules and possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE. This determination is based on Mr. Kaplan’s experience as Chief Executive Officer of an investment banking firm, Chief Operating Officer of a public company, former Chairman and now a member of the Audit Committee of The City of New York and as former Co-Chair of the Audit Advisory Committee of the Board of Education of The City of New York. The specific functions and responsibilities of the Audit Committee are set forth in a written charter of the Audit Committee adopted by the Board of Directors, which gives the Audit Committee sole authority to retain the independent registered public accounting firm, to pre-approve all audit services, to approve the fees of the independent registered public accounting firm and to perform periodic reviews of the performance and independence of the independent registered public accounting firm, and grants the Audit Committee the authority to fulfill its obligations under SEC and NYSE requirements. Mark N. Kaplan, Chairman of the Audit Committee, has been designated by the Audit Committee to approve non-audit services to be performed by the independent registered public accounting firm. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. A copy of the Audit Committee Charter is available at the Company’s website: www.volt.com in the Investor Relations/Corporate Governance Section. A report of the Audit Committee appears under the caption, “Audit Committee Report”, below.

The Audit Committee met 13 times during fiscal 2008.

Compensation Committee

The Company’s Compensation Committee consists of Lloyd Frank, Theresa A. Havell, Mark N. Kaplan and William H. Turner, each of whom meets the independence requirements for Compensation Committee membership under the listing standards of the NYSE. Mr. Turner serves as chair of the Compensation Committee. The Compensation Committee met five times during fiscal 2008.

The specific functions and responsibilities of the Compensation Committee are set forth in a written charter adopted by the Board of Directors which gives the Compensation Committee authority to approve and evaluate the director and officer compensation and perquisite plans, policies and programs of the Company. A copy of the Compensation Committee’s charter is available at the Company’s website: www.volt.com in the Investor Relations/Corporate Governance Section. A report of the Compensation Committee on executive compensation appears under the caption, “Executive Remuneration-Compensation Discussion and Analysis”, below.

Nominating/Corporate Governance Committee

The Company’s Nominating/Corporate Governance Committee consists of Lloyd Frank, Theresa A. Havell, Mark N. Kaplan and William H. Turner, each of whom meets the independence requirements for Nominating/Corporate Governance Committee membership under the listing standards of the NYSE. Ms. Havell serves as chair of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met once during fiscal 2008.

The responsibilities of the Nominating/Corporate Governance Committee include: identifying, evaluating and recommending to the Board of Directors prospective nominees for Director; reviewing the Company’s corporate governance policies and making recommendations to the Board of Directors from time to time regarding matters of corporate governance; and reviewing the performance of the Board of Directors and its members. The Nominating/Corporate Governance Committee has not established a formal process to identify and evaluate prospective nominees for Director. Copies of the Company’s Nominating/Corporate Governance Committee Charter and Corporate Governance Guidelines are available at the Company’s website: www.volt.com in the Investor Relations/Corporate Governance Section.

Shareholders may submit names of qualified candidates for director, along with detailed information on their backgrounds, to the Company’s Secretary c/o Howard B. Weinreich, Senior Vice President and General Counsel, Volt Information Sciences, Inc., 560 Lexington Avenue, New York, NY 10022-2928 (effective April 1, 2009, the address will be 1600 Stewart Avenue, Westbury, NY 11590) for referral to the Nominating/ Corporate Governance Committee for consideration.

Audit Committee Report

Management has the primary responsibility for the Company’s financial reporting process, including its financial statements, while the Board of Directors is responsible for overseeing the Company’s accounting, auditing and financial reporting practices and the Company’s independent registered public accounting firm has the responsibility for the examination of the Company’s annual financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. In assisting the Board of Directors in fulfilling its oversight responsibility with respect to fiscal 2008, the Audit Committee:

  Reviewed and discussed the audited financial statements for fiscal 2008 with management and Ernst & Young, the Company’s independent registered public accounting firm;

  Discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit;

  Discussed with Ernst & Young the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting; and

  Received the written disclosures and a letter from Ernst & Young stating that Ernst & Young was an independent registered public accounting firm with respect to the Company within the meaning of the federal securities laws and the rules and regulations thereunder, including the independence rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board. The Audit Committee also discussed Ernst & Young’s independence with Ernst & Young and considered whether the provision of non-audit services rendered by Ernst & Young was compatible with maintaining its independence under SEC rules governing the independence of a company’s outside auditors (see “Ratification of Selection of Independent Registered Public Accounting Firm”).

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2008 be included in the Company’s Annual Report on Form 10-K filed with the SEC for that year.

Respectfully,

Mark N. Kaplan, Chair
Theresa A. Havell
William H. Turner

EXECUTIVE REMUNERATION

Compensation Discussion and Analysis

Executive Compensation Objectives

Our executive compensation program is designed to meet three principal objectives:

  Attract, retain and reward executive officers who contribute to our long-term success;

  Align compensation with short- and long-term business results; and

  Motivate and reward high levels of team and individual performance.

These objectives collectively seek to link executive officer compensation to our overall performance, which helps to align the interests of our executives with the interests of our shareholders.

Components of Executive Compensation

The principal components of compensation for our Chief Executive Officer, who we refer to as our “CEO”, and our other Named Executive Officers (as referred to below) are:

  Base salary;

  Performance-based annual cash bonuses; and

  Long-term equity incentives.

Throughout this Compensation Discussion and Analysis, which we refer to as the “CDA”, we refer to the sum of base salary, performance-based annual cash bonuses and long-term equity incentives as “total compensation” and we refer to the sum of base salary and performance-based annual cash bonuses as “total cash compensation.” As discussed in more detail below, the Compensation Committee fixes the total compensation of the CEO. The CEO fixes the total cash compensation of the other Named Executive Officers, and the Compensation Committee awards long-term equity incentives to the other Named Executive Officers on the recommendation of the CEO. In each case, emphasis is placed on all of these three components rather than any one component because of their combined potential to influence Named Executive Officers’ performance.

The Compensation Committee determined the total compensation for the CEO for fiscal 2008 at a meeting held in December 2007. This decision was based primarily upon the Compensation Committee’s assessment of the CEO’s performance, an analysis of other CEOs’ compensation and the CEO’s potential to enhance long-term shareholder value. The Committee relied upon its judgment in making its decisions and not upon guidelines or formulas or short-term changes in stock price in determining the amount and mix of compensation elements for the CEO. Key factors that the Compensation Committee considered included the nature and scope of the CEO’s responsibilities, his effectiveness in conducting our business during the 2007 fiscal year and leading initiatives to increase earnings per share, return on net assets, customer satisfaction and growth.

For benchmarking purposes, the Committee reviewed (a) peer group information about the CEO’s compensation levels at companies with similar revenue levels that compete with us in the Staffing Solutions Segment for business and executive talent and (b) a peer group based on revenue level and ranking in the Fortune 1000, which two peer groups we refer to as “company peer groups” and (c) a survey of CEO compensation in business services and all industries for companies with a number of employees similar to that of our number whose CEO was based in New York, N.Y. This information was compiled by our Human Resources Department, the head of which is an executive officer who reports to our CEO, but is not a Named Executive Officer. Additional information about the company peer groups is provided below under the heading, “The Compensation Committee’s Processes—Benchmarking”.

We do not use the services of an independent compensation advisor, but instead rely on reports generated by our Human Resources Department. The Compensation Committee, as to the CEO, and the Committee understands that the CEO, as to certain of the other Named Executive Officers, believe that the peer group information prepared by our Human Resources Department is appropriate and furnishes sufficient information for each of them to make the determinations reported in this CDA.

The Committee understands that the CEO, in determining the total cash compensation of the other Named Executive Officers, bases his decision primarily upon his assessment of the individual officers’ performance and potential to enhance long-term shareholder value. The Committee understands that the CEO also relies upon his judgment in making his decisions and not upon guidelines or formulas or short-term changes in our stock price in determining the amount and mix of compensation elements for the other Named Executive Officers. In determining the long-term equity incentives to be awarded to the other Named Executive Officers, the Compensation Committee considers the CEO’s recommendation, the Named Executive Officer’s cash compensation, the nature and scope of the Named Executive Officer’s responsibilities and his individual performance.

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation. In each case, it is fixed with the goal of retaining talented long-term executives and adequately compensating and rewarding them for services. The Compensation Committee has not set a base salary for the CEO at any fixed level as against comparable positions, but instead considers the CEO’s compensation each year based on all of the factors described in this report. The CEO has not set a base salary for the other Named Executive Officers at any fixed level as against comparable positions, but instead considers each individually, based on all the factors discussed in this CDA. Changes in base salary are typically considered based on individual performance, as well as in the event of promotion or change in responsibilities. Certain Named Executive Officers are parties to employment agreements with us which provide for minimum base salaries. Further information is provided under the heading “Related Policies and Considerations – Employment, Termination of Employment and Change in Control Agreements”.

The review process in fiscal 2008 began when the Human Resources Department prepared the peer group information which was furnished to the Compensation Committee in December 2007. At a meeting of the Compensation Committee held on December 18, 2007, the Committee reviewed the peer group information, together with the results of operations for the fiscal year ended October 28, 2007 (which we refer to as “fiscal 2007”) and the performance of the CEO during fiscal 2007. At that meeting, the Committee determined to increase the CEO’s base salary from $520,000 to $575,000 (10.6%), effective January 1, 2008. The Committee’s decision with respect to Mr. Shaw’s salary increase reflected considerations of his base salary relative to that of the peer group CEOs, the relationship between his salary and the base salaries of the other Named Executive Officers and our other executives and our results of operations for fiscal 2007.

During fiscal 2008, the CEO reviewed the base salary of the other Named Executive Officers based on their performance during fiscal 2007. In January 2008, the CEO determined to increase the base salary of Jerome Shaw from $520,000 to $540,800 (4%) and to increase the base salary of Thomas Daley from $350,000 to $364,000 (4%), in each case based upon a review of his performance and the performance of the operations that he supervised during the prior fiscal year and in each case effective January 1, 2008. With respect to the remaining Named Executive Officers, at the request of the CEO, information regarding appropriate peer groups was compiled for the CEO by our Human Resources Department. Additional information about the company peer groups is provided below under the heading, “The Compensation Committee’s Processes—Benchmarking”. The CEO reviewed the peer group information, together with the results of operations for fiscal 2007 and the performance of the Named Executive Officers during fiscal 2007. In August 2008, the CEO determined to increase the base salary of Howard B. Weinreich from $337,000 to $360,000 (6.8%) and the base salary of Jack Egan from $325,000 to $350,000 (7.7%), effective as of May 28, 2008. The CEO’s decision with respect to the salary increases for these two Named Executive Officers reflected considerations of the base salary of each relative to officers holding comparable positions in the peer groups, the relationship between the base salary of each and the base salaries of the other Named Executive Officers and our other executives and our results of operations for fiscal 2007. On August 27, 2008 the Compensation Committee approved such increases.

The review process based on the results for fiscal 2008 for the CEO and the other Named Executive Officers has not yet taken place. Instead, in January 2009 the CEO recommended to the Compensation Committee that because of the current recession and the weakened condition of the economy, he receive no increase at this time in his total compensation, and that he had determined that for the same reasons the other Named Executive Officers should receive no increase at this time in their total compensation, and the Compensation Committee agreed with that recommendation.

Annual Cash Bonus

The determination as to the annual cash bonus for the CEO is made by the Compensation Committee based on an assessment of his performance during the prior fiscal year and the determination as to the annual cash bonus of the other Named Executive Officers is made by the CEO using the same criteria.

The annual cash bonus provides cash incentives for our CEO and other Named Executive Officers to focus on annual financial and operating results. The Committee and the CEO, as the case may be, rely upon judgment and not upon guidelines or formulas or short-term changes in our stock price in determining the amount, if any, of the annual cash bonus. Key factors that are considered include our performance during the prior fiscal year, the individual performance of the Named Executive Officer during the prior fiscal year and, for the CEO, the peer group information referred to in this CDA.

The review process for cash bonuses based on the results for fiscal 2008 for the CEO and the other Named Executive Officers has not yet taken place. Instead, in January 2009 the CEO recommended to the Compensation Committee that because of the current recession and the weakened condition of the economy, he receive no cash bonus at this time, and that he had determined that for the same reasons the other Named Executive Officers should receive no cash bonuses at this time, and the Compensation Committee agreed with that recommendation.

Long-Term Equity Incentives

Our long-term equity incentives reward the achievement of long-term business objectives that we believe will benefit our shareholders and help us retain a successful and tenured management team. Our executive compensation program has utilized equity components to meet its objectives. Although our 1995 Option Plan expired in 2005, some options granted under the 1995 Option Plan continue until 2014. On September 6, 2006, our Board of Directors unanimously adopted the Volt Information Sciences, Inc. 2006 Incentive Stock Plan which was amended and restated on January 8, 2007, which we refer to as the “Incentive Plan”. The Incentive Plan was approved by our shareholders at our annual meeting of shareholders held on April 5, 2007.

On December 18, 2007, the Compensation Committee approved grants of non-qualified stock options, which we refer to as “Options”, to certain Named Executive Officers, to purchase shares of our common stock, which we refer to as “Common Stock", at a price of $13.32 per share, representing the closing price of our Common Stock as reported on the NYSE on December 18, 2007, which the Compensation Committee determined in accordance with the provisions of the Incentive Plan to be the fair market value of our Common Stock on the date of grant. In addition, the Compensation Committee approved grants to certain Named Executive Officers of restricted stock units, which we refer to as RSUs, which will be settled in our Common Stock at the rate of one share for each RSU, if earned and vested. The Options and RSUs were granted for the purpose of more closely aligning the interests of the grantees with the interests of our shareholders and providing an increased incentive for those individuals to work for our long-term success. The Named Executive Officers who received Options and/or RSUs are identified below.

Name	Restricted Stock Units			Stock
	Group 1	Group 2	Total	Options
Steven A. Shaw	10,000	10,000	20,000	20,000
President and Chief
Executive Officer
Howard B. Weinreich	3,000	4,500	7,500	3,000
Senior Vice President and
General Counsel
Jack Egan	3,000	4,500	7,500	3,000
Senior Vice President and
Chief Financial Officer
Thomas Daley	1,500	4,500	6,000	3,000
Senior Vice President

Provisions Relating to RSUs

As indicated above, the RSUs were granted in two groups. In the case of Group 1, if a certain performance goal is met, the RSUs awarded will be considered earned in full, but if the performance goal is not met, the RSUs awarded will be forfeited. The Group 1 performance goal will be met if our aggregate net income for fiscal 2007 through our fiscal year 2011 (with the performance period being the five-year period from the beginning of fiscal 2007 through the end of our fiscal year 2011) equals or exceeds the target net income. Aggregate net income and target net income are determined without the effect of discontinued operations and dispositions of business segments, non-recurring items, material extraordinary items that are both unusual and infrequent, special charges, and/or accounting changes and as determined in accordance with generally accepted accounting principles applied in the United States of America, as reported in our Annual Report to shareholders and as the same may be adjusted for any earnings restatement. Target net income is a cumulative projected net income amount for the performance period equal to our net income for our fiscal year ended October 29, 2006 increased for each year in the performance period at the target compound annual growth rate, which we refer to as the “Target Growth Rate”, determined as provided in the RSU award agreements. The Group 1 performance goal was set at the Target Growth Rate of 10% per year. Thus, if aggregate net income for our 2007-2011 fiscal years equals or exceeds $134.8 million which is the Group 1 target net income, the Group 1 RSUs will be considered earned in full, subject to vesting and forfeiture provisions.

Group 2 RSUs have the same terms as those of Group 1, except that if our performance falls short of the Group 2 performance goal but exceeds a certain minimum performance threshold, one-half of the Group 2 RSUs will be considered earned and the balance will be forfeited. The Group 2 performance goal and the minimum performance threshold were set at target growth rates of 20% and 15%, respectively. Thus, if our aggregate net income for our 2007-2011 fiscal years equals or exceeds $179.3 million which is the Group 2 target net income, the Group 2 RSUs will be considered earned in full, subject to vesting, forfeiture and pro-ration provisions in the award agreement. If our aggregate net income for our 2007-2011 fiscal years equals or exceeds $155.6 million which is the Group 2 minimum performance threshold (but not $179.3 million which is the Group 2 target net income), one-half of the Group 2 RSUs will be considered earned, subject to vesting, forfeiture and pro-ration provisions in the award agreement, and the other one-half will be forfeited.

If a change in control (as defined in the Incentive Plan) occurs during the performance period, the entire RSU award (whether for Group 1 or 2) will be considered earned, subject to vesting, forfeiture and pro-ration provisions in the award agreement.

If, during the performance period and while continuously an employee, the Named Executive Officer dies, is terminated by us without cause (as defined in the award agreement) or becomes totally and permanently disabled, he may earn a time-weighted portion of the RSU based on our actual performance during the entire performance period, subject to vesting and forfeiture provisions in the award agreement. The time-weighted portion will equal the portion of the performance period that the Named Executive Officer is employed by us.

The earned portion of each RSU will vest in five equal annual installments beginning on the 15th day of the third month of our 2012 fiscal year, provided that the Named Executive Officer continues employment until the applicable date and no cause for the termination of employment exists at the applicable date. Alternatively, if the Named Executive Officer is terminated by us without cause (as defined in the award agreement) or becomes totally and permanently disabled, or if a change in control occurs prior to the full vesting of the RSU and the change in control is not a change in control for purposes of Section 409A of the Internal Revenue Code, and the Named Executive Officer does not compete with us or otherwise engage in conduct which has a material adverse effect on us, the earned portion of his RSU will vest at the date it would have vested had he remained employed by us.

If a change in control occurs and the change in control is a change in control for purposes of Section 409A of the Internal Revenue Code, or if the Named Executive Officer dies, and in either case the Named Executive Officer has not competed with us or otherwise engaged in conduct which has a material adverse effect on us, all of the earned RSUs will thereupon be considered vested.

If dividends are paid on our Common Stock prior to the settlement of the RSUs, additional RSUs, subject to the same earning, vesting and forfeiture rules as the original award, will automatically be provided in a number equal to the value of the dividend and the then value of a share of our Common Stock.

Provisions Relating to Options

The Options expire on December 17, 2017. An Option may terminate early in the following circumstances: if the Named Executive Officer ceases employment due to death or total and permanent disability, the Option will terminate one year after it becomes earned and vested; if the Named Executive Officer is terminated by us for cause, the Option immediately terminates; if the Named Executive Officer’s employment ceases at our instigation other than for cause or disability, the Option will terminate six months after it becomes earned and vested.

An Option may be exercised only if both earned and vested. The Option will be considered earned in full if the performance goal described below is met. If the performance goal is not met but our performance exceeds the minimum performance threshold described below, one-half of the Option will be considered earned and the balance will be forfeited. If our performance falls short of the minimum performance threshold, the Option will be forfeited. The performance goal and the minimum performance threshold were set at the target growth rates of 20% and 15%, respectively.

The performance goals for the Options are the same as for the Group 2 RSUs which compare aggregate net income to target net income, except that the five year performance period for determining aggregate net income is our fiscal year beginning October 29, 2007 through our fiscal year 2012 and the target net income is based on our net income for fiscal 2007. Thus, if our aggregate net income for the 2008-2012 fiscal years equals or exceeds $263.8 million, which is the option target net income, the Option will be considered earned in full, subject to vesting, forfeiture and pro-ration provisions in the award agreement. If aggregate net income for our 2008-2012 fiscal years equals or exceeds $229.1 million which is the minimum performance threshold (but not $263.8 million which is the target net income), one-half of the Option will be considered earned, subject to vesting, forfeiture and pro-ration provisions in the award agreement, and the other one-half will be forfeited.

If a change in control (as defined in the Incentive Plan) occurs during the performance period, the entire Option award will be considered earned, subject to vesting, forfeiture and pro-ration provisions in the award agreement.

If, during the performance period and while continuously an employee, the Named Executive Officer dies, is terminated by us without cause (as defined in the award agreement) or becomes totally and permanently disabled, he may earn a time-weighted portion of the Option based on our actual performance during the entire performance period, subject to vesting and forfeiture provisions in the award agreement. The time-weighted portion will equal the portion of the performance period that the Named Executive Officer is employed by us.

The earned portion of the Option will vest in four equal annual installments beginning on the 15th day of the third month of our fiscal year 2013, provided that the Named Executive Officer continues employment until the applicable date and no cause for the termination of employment exists at the applicable date. Alternatively, if the Named Executive Officer is terminated by us without cause or becomes totally and permanently disabled and the Named Executive Officer does not compete with us or otherwise engage in conduct which has a material adverse effect on us, the earned portion of his Option will vest at the date it would have vested had he remained employed by us.

If a change in control occurs or if the Named Executive Officer dies, and in either case the Named Executive Officer has not competed with us or otherwise engaged in conduct which has a material adverse effect on us, the earned Option will be considered to be vested.

Provisions Relating to RSUs and Options

The foregoing description of RSUs and Options is a summary only and is qualified in its entirety by reference to the full text of the award agreements, as applicable, the forms of which are attached to our Form 8-K filed on December 26, 2007 with the SEC as Exhibits 10.1, 10.2 and 10.3.

As provided in the award agreements, the target net income amounts have been reduced to reflect the disposition of the telephone directory business. Net income for fiscal 2007 and fiscal 2008, determined in accordance with the award agreements, was $29.5 million and $0.7 million, respectively.

The Compensation Committee believes that the specific performance objectives for the RSUs and Options are challenging, in that they exceed forecasted performance, and may be attainable only with sustained substantial effort over the five year performance period. The performance necessary to vest the performance share awards is challenging, in that it reflects aggressive (10%, 15% and 20%) levels of net income growth over the applicable five year performance period that, if achieved, will fulfill our long-range plans and can be achieved only with substantial effort. The performance necessary to vest 100% of the performance share awards is highly challenging and, if met, would represent a substantial and aggressive return on investment for our shareholders during such five year period.

The Compensation Committee believed that these RSU and Option grants, all of which are performance based, reflect our executive compensation program’s goal of linking compensation to our overall performance and were consistent with our practice of using long-term equity incentives to reward the achievement of long-term business objectives and to help us retain a successful and tenured management team.

In deciding to award to our CEO and other Named Executive Officers the RSUs and Options reported above, the Compensation Committee considered the following additional factors prior to making these awards:

  During Mr. Shaw’s term prior to the date of the awards as Chief Executive Officer, our net income had increased each year.

  Mr. Shaw had displayed exceptional leadership during his tenure and has been instrumental to our success.

  The other Named Executive Officers had prior to the date of the awards made major contributions to our success.

The Compensation Committee’s Processes

The Compensation Committee is comprised entirely of independent directors as determined in accordance with its charter, our Corporate Governance Guidelines and applicable NYSE rules. The Committee operates under a written charter adopted by our Board of Directors, a copy of which is available at www.volt.com in the Investor Relations/Corporate Governance Section.

Compensation Consultant

During fiscal 2008, the Committee did not retain an independent advisor reporting to the Committee on executive compensation matters; instead it relied on reports generated by our Human Resources Department, the head of which is an executive officer who reports to our CEO, but is not a Named Executive Officer. During fiscal 2008, the Human Resources Department provided advice and made recommendations on matters pertaining to compensation of our CEO and advised the CEO and the Compensation Committee on compensation matters for other officers and non-officers as requested by management or the Committee and provided advice and expertise to management on matters to be presented by management to the Compensation Committee. During 2008, the Human Resources Department also assisted management by providing salary survey and other market data related to executive and non-executive positions.

Benchmarking

The Compensation Committee for the CEO and the CEO for the other Named Executive Officers review executive compensation each year based on information which is prepared by our Human Resources Department.

Benchmarking for CEO Compensation

In connection with the determination of the compensation of the CEO in December 2007, the Compensation Committee evaluated the relationship of our total direct compensation relative to two different peer groups, one consisting of comparable staffing companies and one based on data from a general industry group comprised of comparable companies in the Fortune 1000. These two peer groups were comprised of the following companies:

Staffing Peer	Fortune 1000 Peer
Group	Group

MPS Group Inc.	Spartan Stores, Inc.
AMN Healthcare Services Inc.	Georgia Gulf Corporation
Spherion Corp.	Rush Enterprises Inc.
Administaff Inc.	Quanta Services Inc.
Labor Ready Inc.	Systemax Inc.
CDI Corp.	Perot Systems Corporation
Hudson Highland Group Inc.	Kellwood Company
Kforce Inc.	Ferro Corporation
Comsys IT Partners Inc.	Rock-Tenn Company
Adams Resources & Energy, Inc.

The Staffing Peer Group companies were selected because each had revenue levels comparable to those of our Staffing Services Segment, which represented 84% of our fiscal 2007 revenues and 84% of our fiscal 2006 revenues. The Fortune 1000 Peer Group companies were selected because they had revenue levels (from $2.0 billion to $2.4 billion), which were comparable to our revenue levels for our 2006 fiscal year.

The Compensation Committee also reviewed a third party executive compensation analysis for CEOs for business services and all industries having 3,000 to 7,500 full time employees headquartered in New York, New York, for executives with comparable positions and responsibilities for their most recent fiscal year, the parameters of which were selected by our Human Resources Department.

In fiscal 2008, based on a review of 2007 fiscal year proxy data, the Committee determined that:

  Our CEO’s total direct compensation was at the lowest of the Staffing peer group and the second lowest of the Fortune 1000 peer group.

  When compared to the executive compensation analysis for CEOs for business services and all industries having 3,000 to 7,500 full time employees and based in New York, New York, our CEO’s total direct compensation was in the bottom quartile as compared to other CEOs in the survey.

Benchmarking for Named Executive Officer Compensation

In connection with the determination of the compensation of Mr. Weinreich and Mr. Egan in fiscal 2008, the CEO evaluated the relationship of our total direct compensation relative to a peer group consisting of comparable staffing companies. This peer group was comprised of the following companies:

Staffing Peer
Group
MPS Group Inc.
Spherion Corp.
CDI Corp.

The Staffing Peer Group companies were selected because each had revenue levels comparable to those of our Staffing Services Segment, which represented 84% of our fiscal 2007 revenues and 84% of our fiscal 2006 revenues and comparable positions listed in their proxy statements for both Mr. Weinreich and Mr. Egan.

The CEO also reviewed a third party executive compensation analysis for Chief Legal Officers and Chief Financial Officers with comparable positions and responsibilities for entities in the business services industry in the New York metropolitan area for their most recent fiscal year, the parameters of which were selected by our Human Resources Department.

Performance Evaluation

In December 2007, the Board of Directors performed the annual performance evaluation of our CEO. The evaluation was based on objective criteria, including the performance of the business, accomplishment of reported goals and long-term strategic objectives and the development of management as well as subjective criteria. The evaluation was used by the Compensation Committee in determining our CEO’s compensation.

Input from Management

The head of our Human Resources Department attends Compensation Committee meetings on request to provide information and recommendations regarding our executive compensation program and among other things, presents analyses and survey data as requested by the Compensation Committee. The Committee is not bound by such recommendations. The Committee generally meets in executive sessions without any member of management present when discussing compensation matters pertaining to our CEO and other Named Executive Officers.

Related Policies and Considerations

Employment, Termination of Employment and Change-In-Control Agreements

We have entered into employment agreements with Jerome Shaw, Jack Egan and Thomas Daley. The CEO also considered these employment agreements in reaching compensation decisions. We have not entered into severance benefit agreements with any of our Named Executive Officers, except Jerome Shaw, which was entered into as of May 1, 1987.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a public company’s chief executive officer, chief financial officer and the three other most highly-paid Named Executive Officers is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by shareholders. To maintain flexibility in compensating Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our Named Executive Officers while maintaining compensation programs that support attraction and retention of key executives.

The compensation that we pay to the Named Executive Officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with our 2006 fiscal year, we began accounting for stock-based compensation under our Incentive Plan and all predecessor plans in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CDA required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board of Directors that the CDA be included in this Proxy Statement.

Compensation Committee

William H. Turner, Chairperson
Mark M. Kaplan
Theresa A. Havell
Lloyd Frank

Summary Compensation Table

The following table sets forth information concerning the compensation during fiscal 2008 and fiscal 2007 of the Company's Chief Executive Officer, Chief Financial Officer and each of the three other executive officers of the Company serving as executive officers of the Company at the end of fiscal 2008 who received the highest regular cash compensation during fiscal 2008 for services rendered in all capacities to the Company and its subsidiaries (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

Name and Principal	Year	Salary	Bonuses	Stock	Option	Non-Equity	Change in	All Other	Total
Position		(1)	($)	Awards	Awards	Incentive Plan	Pension Value	Compensation	($)
		($)		($)	(2)	Compensation	and	(3)($)
					($)	($)	Nonqualified
							Deferred
							Compensation
							Exchange
							($)
Steven A. Shaw (4)	2008	$576,538	-	-	$1,092	-	-	$ 4,340	$581,970
President and Chief
Executive Officer	2007	$520,000	$300,000	-	$4,064	-	-	$ 3,712	$827,776

Jerome Shaw (5)	2008	$547,600	-	-	-	-	-	$ 16,904	$564,504
Executive Vice
President	2007	$520,000	$100,000	-	-	-	-	$ 54,329	$674,329

Thomas Daley (6)	2008	$368,577	-	-	$2,208	$109,275	-	$ 14,460	$494,520
Senior Vice
President	2007	$350,000	$ 80,000	-	$4,872	$183,070	-	$287,809	$905,751

Howard B. Weinreich (7)	2008	$353,476	-	-	$ 546	-	-	$ 7,117	$361,139
Senior Vice
President	2007	$326,038	$ 45,000	-	$2,032	-	-	$ 5,934	$379,004
and General
Counsel

Jack Egan (8)	2008	$342,115	-	-	-	-	-	$ 3,978	$346,093
Senior Vice
President	2007	$310,577	$ 45,000	-	-	-	-	$ 4,049	$359,626
and Principal
Financial Officer

____________________

(1)	Includes compensation deferred under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2)	Includes amount recognized for financial statement reporting purposes for the fiscal year determined pursuant to Statement of Financial Accounting Standards No. 123(R).

(3)

Amounts consisted of (i) premiums under the Company’s group life insurance policy ($977 (2008) and $889 (2007) for Jerome Shaw, $590 (2008) and $712 (2007) for each of Steven A. Shaw, Thomas Daley, Howard B. Weinreich and Jack Egan); (ii) the Company’s contribution under the 401(k) Plan feature of the Savings Plan ($3,295 (2008) and $3,000 (2007) for Jerome Shaw, $3,750 (2008) and $3,000 (2007) for Steven A. Shaw; $3,335 (2008) and $3,004 (2007) for Thomas Daley, $3,387 (2008) and $2,622 (2007) for Howard B. Weinreich and $3,388 (2008) and $3,337 (2007) for Jack Egan); (iii) automobile allowances and expenses related to Company owned or leased automobiles ($11,275 (2008) and $10,067 (2007) for Jerome Shaw, $10,535 (2008) and $8,709 (2007) for Thomas Daley and $3,140 (2008) and $2,600 (2007) for Howard B. Weinreich); (iv) $275,384 (2007) realized by Thomas Daley on exercise of stock options; (v) $39,000 (2007) of accrued vacation for Jerome Shaw and (vi) public transportation expenses of $1,356 (2008) and $1,373 (2007) for Jerome Shaw.

(4)	Steven A. Shaw’s annual base salary was increased to $575,000 effective January 1, 2008.

(5)	Jerome Shaw’s annual base salary was increased to $540,800 effective January 1, 2008.

(6)	Thomas Daley’s annual base salary was increased to $364,000 effective January 1, 2008. Non-equity incentive compensation is based on combined pre-tax income and improvement in performance of divisions for which Mr. Daley has management responsibility.

(7)	Howard B. Weinreich’s annual base salary was increased to $360,000 effective May 28, 2008.

(8)	Jack Egan’s annual base salary was increased to $350,000 effective May 28, 2008.

The following table sets forth certain information concerning grants of plan-based awards during fiscal 2008 to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant	Estimated Future Payouts			Estimated Future Payouts			All Other	All Other	Exercise	Grant Date Fair
	Date	Under Non-Equity			Under Equity Incentive			Stock	Option	or Base	Value of Stock
		Incentive Plan Awards			Plan Awards			Awards:	Awards:	Price of	and Option
								Number	Number of	Option	Award
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Securities	Award	($/Sh)
		($)	($)	($)	(#)	(#)	(#)	of Stock	Under-	($/Sh)
								or Units	lying
								(#)	Options
									(#)
Steven A.	12/18/07				10,000	10,000	10,000				$13.32
Shaw
	12/18/07				5,000	10,000	10,000				$13.32

	12/18/07				10,000	20,000	20,000			$13.32	$13.32

Howard B.	12/18/07				3,000	3,000	3,000				$13.32
Weinreich
	12/18/07				2,250	4,500	4,500				$13.32

	12/18/07				1,500	3,000	3,000			$13.32	$13.32

Thomas Daley	12/18/07				1,500	1,500	1,500				$13.32

	12/18/07				2,250	4,500	4,500				$13.32

	12/18/07				1,500	3,000	3,000			$13.32	$13.32

Jack Egan	12/18/07				3,000	3,000	3,000				$13.32

	12/18/07				2,250	4,500	4,500				$13.32

	12/18/07				1,500	3,000	3,000			$13.32	$13.32

The following table sets forth certain information concerning shares of Common Stock of the Company subject to unexercised stock options and equity incentive plan awards held at November 2, 2008 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number	Number	Equity	Option	Option	Number	Market	Equity	Equity
	of	of	Incentive	Exercise	Expiration	of	Value	Incentive	Incentive
	Securities	Securities	Plan	Price	Date	Shares	of	Plan	Plan Awards:
	Underlying	Underlying	Awards:	($)		or Units	Shares	Awards:	Market or
	Unexercised	Unexercised	Number			of Stock	or	Number	Payout
	Options	Options	of			That	Units	of	Value
	(#)	(#)	Securities			Have	of	Unearned	of
	Exercisable	Unexercisable	Underlying			Not	Stock	Shares,	Unearned
			Unexercised			Vested	That	Units or	Shares,
			Unearned			(#)	Have	Other	Units or
			Options				Not	Rights	Other
			(#)				Vested	That Have	Rights
							($)	Not	That Have
								Vested	Not
								(#)	Vested
									($)
Steven A. Shaw	9,750	-		$14.8750	11/29/09
Steven A. Shaw	15,000	-		$12.5417	11/30/10
Steven A. Shaw	6,000	-		$ 7.1133	3/10/13
Steven A. Shaw	-	20,000		$ 13.320	12/17/17
Steven A. Shaw								20,000	$153,000
Howard B. Weinreich	3,000	-		$ 7.1133	3/10/13
Howard B. Weinreich	-	3,000		$ 13.320	12/17/17
Howard B. Weinreich								7,500	$ 57,375
Thomas Daley	3,000	-		$12.3533	9/4/13
Thomas Daley	-	3,000		$ 13.320	12/17/17
Thomas Daley								6,000	$ 45,900
Jack Egan	-	3,000		$ 13.320	12/17/17
Jack Egan								7,500	$ 57,375

No Named Executive Officer exercised any stock options or acquired any shares on vesting during fiscal 2008.

The Company does not have any plans which provide retirement benefits or non-tax qualified deferred compensation to Named Executive Officers.

Compensation of Directors

Each director of the Company who is not an officer or employee of the Company receives a director's fee at the annual rate of $55,000; and is also reimbursed for out-of-pocket expenses related to his or her services. The chair of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee each receive an additional $5,000 per annum.

DIRECTOR COMPENSATION

Name	Fee Earned	Stock	Option	Non-Equity	Change in	All Other	Total ($)
	or Paid in	Awards	Awards ($)	Indenture	Pension Value	Compensation
	Cash	($)		Plan	and	($)
	($)			Compensation	Nonqualified
				($)	Deferred
					Compensation
					Exchange ($)
Lloyd Frank	$55,000	$4,571					$59,571
Bruce G. Goodman	$55,000	$4,571					$59,571
Theresa A. Havell	$60,000	$4,571					$64,571
Mark N. Kaplan	$60,000	$4,571					$64,571
Deborah Shaw	$55,000	$4,571					$59,571
William H. Turner	$60,000	$4,571					$64,571

Employment and Termination Agreements

The Company is a party to an employment agreement dated as of May 1, 1987 with Jerome Shaw. This agreement, as amended, provides for the employment of Jerome Shaw, a founder of the Company, in his present executive capacity at an annual base salary which is presently $540,800 (subject to increases and additional compensation, including bonuses, from time to time, at the discretion of the Board of Directors). The employment term under his employment agreement continues until the April 30 which is five years next following the giving by either the Company or Jerome Shaw of notice to terminate such employment. The agreement also provides for service thereafter for the remainder of Jerome Shaw’s life as a consultant to the Company for annual consulting fees equal to 75% for the first ten years of the consulting period, and 50% for the remainder of the consulting period, of his base salary as in effect immediately prior to the commencement of the consulting period. Upon the death of Jerome Shaw, the Company will pay to his beneficiary a death benefit equal to three times his annual base salary at the date of death if his death shall have occurred while employed as an executive, 2.25 times his annual base salary at the end of his employment as an executive if his death shall have occurred during the first ten years of the consulting period or 1.5 times his annual base salary at the end of his employment as an executive if his death shall have occurred during the remainder of the consulting period. The employment agreement permits Jerome Shaw to accelerate the commencement of the consulting period if a “change in control”, as described below, of the Company occurs or if the Company’s office where Jerome Shaw presently performs his principal services is relocated to a different geographical area. Under his employment agreement, Jerome Shaw is prohibited from engaging in any business competitive with the Company, competing with the Company for its customers or encouraging employees of the Company to leave their employment. These restrictions apply for the duration of the agreement and for one year thereafter if Jerome Shaw’s employment shall have been terminated by the Company “for cause,” as defined in the agreement. Jerome Shaw will not be bound by these restrictions after a “change in control” of the Company shall have occurred if, during his consulting period, he shall elect to terminate his employment agreement and thereby relinquish any further payments or other benefits thereunder. The agreement provides that a change of control shall be deemed to occur if there is a change in the possession, direct or indirect, of the power to direct or cause the direction of the management of the policies of the Company, whether through the ownership of voting securities, by contract or otherwise, if any person other than Jerome Shaw becomes a beneficial owner, directly or indirectly, of securities representing more than 25% of the Company’s then outstanding securities having the right to vote in the election of directors, when individuals who are members of the Company’s Board of Directors at any one time shall immediately thereafter cease to constitute at least three-fourths of the Board of Directors, when a majority of the Board of Directors elected at any annual or special meeting of shareholders are not individuals nominated by the Company’s incumbent Board of Directors, if the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or if the shareholders of the Company approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

The Company is a party to an employment agreement with Thomas Daley effective as of the beginning of the Company’s 2004 fiscal year, which provides for his continued employment as a Senior Vice President of the Company at an annual base salary which is presently $364,000 (subject to increases from time to time, at the discretion of the Company). In addition, the agreement provides for quarterly incentives which are based upon the profitability of certain business units. The employment term under the employment agreement is “at will” and may be terminated by either the Company or Mr. Daley by giving notice to terminate such employment.

The Company is a party to an employment agreement with Jack Egan dated March 16, 2006 which provides for his continued employment as a Senior Vice President and the Chief (Principal) Financial Officer of the Company at an annual base salary which is presently $350,000 (subject to increases from time to time, at the discretion of the Company). The employment term under the agreement is “at will” and may be terminated by the Company or Mr. Egan by giving six months’ notice to terminate such employment.

The Company is a party to an employment agreement with Ludwig M. Guarino dated May 26, 2006 which provides for his continued employment as a Senior Vice President and Treasurer of the Company at an annual base salary which is presently $320,000 (subject to increases from time to time, at the discretion of the Company). The employment term under the agreement is “at will” and may be terminated by the Company or Mr. Guarino by giving four weeks’ notice to terminate such employment.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee was formerly an officer or employee of the Company or, except as disclosed below, had any relationship with the Company requiring disclosure. In addition, during fiscal 2008, no executive officer of the Company served as a director of another entity one of whose executive officers served as a director of the Company.

Related Person Transactions

The Board of Directors has adopted a written policy regarding the review and approval of transactions involving certain persons that SEC regulations require to be disclosed in Proxy Statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes the Company’s directors, executive officers, nominees for director and beneficial owners of 5% or more of the Company’s common stock. Under the written policy, the Audit Committee is responsible for reviewing and approving any related person transactions, and will consider factors it deems appropriate including:

  the transaction is on terms no more favorable than terms generally available to an unrelated third party under the same or similar circumstances;

  the benefits to the Company; and

  the extent of the related person’s interest in the transaction.

During fiscal 2008, the Company paid or accrued $1.7 million to Troutman Sanders LLP of which Lloyd Frank, a director of the Company, is of counsel, for services rendered to the Company and expenses reimbursed.

The Company was a party to an employment agreement with the late William Shaw dated as of May 1, 1987, which required the Company to pay his beneficiary a death benefit equal to three times his annual base salary at the date of his death if his death occurred while he was employed as an executive. Pursuant to that clause of the employment agreement, on March 9, 2006, upon the death of William Shaw, the Company owed a death benefit to his beneficiary in the amount of $1,455,000, payable over 36 months. During fiscal 2008, the Company paid $485,000 of such amount and at November 2, 2008 owed $159,165. The beneficiaries of the Estate of William Shaw are Linda and Deborah Shaw. Linda Shaw’s husband (Bruce G. Goodman) and Deborah Shaw are directors of the Company.

From time to time the Company has employed, and will continue to employ, relatives of executive officers, as well as relatives of other full time employees. The Company believes that it has always employed, and will continue to employ, those individuals on the same terms that it employs unrelated individuals and for a compensation that is less than the amount specified in Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder require the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership, and reports of changes of ownership, of the Company’s equity securities with the SEC and furnish copies of those reports to the Company. To the Company’s knowledge, based solely on a review of its records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to fiscal 2008 with the exception of (i) two Form 4s filed late for Jerome Shaw, an Executive Vice President of the Company, reporting (a) the gift of 1,000 shares (prior to the Company's 3-for-2 stock split) from a family foundation, of which Jerome Shaw is a director, to an unrelated third party and (b) the addition of 8,493 shares representing the net result of certain corrections; (ii) one Form 4 filed late for Lloyd Frank, a director of the Company, and Steven Shaw, President, Chief Executive Officer and a director of the Company, each amending the number of shares gifted to a trust of which Lloyd Frank and Steven Shaw are co-trustees; and (iii) one Form 4 filed late for Deborah Shaw and Bruce G. Goodman, each a director of the Company, and Linda Shaw, an owner of 10% of the Company's stock (and spouse of Bruce G. Goodman), each (a) amending the number of shares each held that had been previously inaccurately reported and (b) reporting two transfers aggregating 1,200,000 shares from the Estate of William Shaw to Linda Shaw and Deborah Shaw, the co-executrices and sole beneficiaries of the Estate.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has, subject to shareholder ratification, selected Ernst & Young as the independent registered public accounting firm to audit the Company’s financial statements for fiscal 2009. Ernst & Young did not render consulting services to the Company during fiscal 2008.

Audit Fees

Audit fees billed by Ernst & Young for its audits of the annual financial statements of the Company and its subsidiaries for fiscal 2007, the audit of the Company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and for its reviews of the financial statements included in Quarterly Reports on Form 10-Q filed with the SEC for that year aggregated $5,055,548. For fiscal 2008 audit fees aggregated $4,646,400. The Company did not, prior to filing this definitive Proxy Statement with the SEC, receive a final bill for audit fees from Ernst & Young. In accordance with a Frequently Asked Question issued by the Office of the Chief Accountant of the SEC dated January 16, 2001 (superseded on other issues by the Application of the SEC’s Rules on Auditor Independence (December 13, 2004)), the Company has asked Ernst & Young for the amount that is expected to be billed for such services, and Ernst & Young has replied that it expects to bill the Company approximately an additional $1,602,000. The Company has not yet received nor reviewed any supporting documentation for these charges.

Audit-Related Fees

Audit-related fees for services rendered in connection with employee benefit plans and other accounting consultations for fiscal 2007 were $310,900 and for fiscal 2008 were $565,700.

Tax Fees

The aggregate fees billed by Ernst & Young for tax compliance, tax advice and tax planning for the years ended October 28, 2007 and November 2, 2008 were $17,100 and $153,300, respectively.

Pre-Approval Policies

The Audit Committee has adopted a procedure under which all fees charged by Ernst & Young must be pre-approved by the Audit Committee.

Anticipated Attendance by Ernst & Young at the Annual Meeting

Ernst & Young has indicated to the Company that it intends to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

MISCELLANEOUS

Cost of Soliciting Proxies

The cost of solicitation of Proxies, including the cost of reimbursing banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding Proxy soliciting material to beneficial owners of Common Stock, will be borne by the Company. Proxies may be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if determined to be necessary, by telephone, telegraph or personal interviews.

Householding

The SEC’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding”. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, call 1-800-579-1639 or go to www.proxyvote.com or send an email to sendmaterial@proxyvote.com.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please go to www.proxyvote.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.

As permitted by SEC rules, we are making this Proxy Statement and our Annual Report available to our shareholders electronically via the Internet. On February 18, 2009, we mailed to our shareholders of record a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Indemnification Insurance

New York law permits a corporation to purchase insurance covering a corporation’s obligation to indemnify directors and officers and also covering directors and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the corporation. The Company maintains insurance policies with various insurance companies covering reimbursement to the Company for any obligation it incurs as a result of indemnification of officers and directors and also covering indemnification for officers and directors individually in certain cases where additional exposure might exist. The policies expire May 1, 2009. The annual premium cost of the policies is $523,618. These policies are with five different companies as follows: Illinois National Insurance Company for the first $10 million of coverage, Ace American Insurance Company for the next $10 million of coverage, Continental Casualty Company for the next $10 million of coverage, Zurich American Insurance Company for the next $5 million of coverage and Federal Insurance Company for the next $15 million of coverage. Federal’s policy does not cover reimbursement to the Company. The Company is self-insured for the first $1 million per incident for securities claims, employment practices and other claims.

Shareholder Proposals

From time to time shareholders may present for consideration at meetings of shareholders proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy distributed in connection with such meetings. In order to be so included, such proposals must be submitted in writing on a timely basis. Shareholder proposals intended to be included in the Company’s Proxy Statement and form of proxy to be used in connection with the Company’s 2010 Annual Meeting of Shareholders must be received by the Company by October 21, 2009. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company, c/o Howard B. Weinreich, Senior Vice President and General Counsel, 560 Lexington Avenue, New York, New York 10022-2928 (effective April 1, 2009, the address will be 1600 Stewart Avenue, Westbury, NY 11590).

The Company’s by-laws, as amended, require shareholders who intend to nominate directors or propose business at any annual meeting to provide advance notice of such intended action, as well as certain additional information, to the Company. Such notice and information must be timely received by the Secretary of the Company c/o Howard B. Weinreich, Senior Vice President and General Counsel, at 1600 Stewart Avenue, Westbury, NY 11590 not less than 120 nor more than 150 days prior to the anniversary date of the notice of the annual meeting of shareholders held in the immediately preceding year. However, in the event the date of the annual meeting is changed by more than 30 days from the one year anniversary date of the date the annual meeting was held in such immediately preceding year and less than 130 days informal notice to shareholders or other public disclosure of the date of the annual meeting in the current year is given or made, advance notice of nominations or business proposed by a shareholder must be received by the Company not later than the close of business on the tenth calendar day following the date on which formal or informal notice or public disclosure of the date of the annual meeting is mailed or otherwise first publicly announced, whichever first occurs. Copies of the by-law provision are available upon request made to the Secretary of the Company.

By Order of the Board of Directors

Jerome Shaw, Secretary

New York, New York
February 18, 2009

VOLT INFORMATION SCIENCES, INC. 560 LEXINGTON AVENUE 15th FLOOR NEW YORK, NY 10022
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VOLIS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VOLT INFORMATION SCIENCES, INC.			For	Withhold	For All
			All	All	Except
Vote On Directors
1.	The election of three Class II directors to serve until the 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified:		☐	☐	☐
Nominees:
	01)	Theresa A. Havell
	02)	Deborah Shaw
	03)	William H. Turner
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal	For	Against	Abstain

2.

A proposal to ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending November 1, 2009.

	☐	☐	☐

This Proxy also provides voting instructions to the trustee of the Volt Information Sciences, Inc. Savings Plan.

The Board of Directors recommends a vote FOR the election of each nominee to serve as a director and FOR Proposal 2 set forth in this Proxy. Each properly executed Proxy will be voted in accordance with the specifications made above. If no specification is made, the shares represented by this Proxy will be voted FOR the election of all listed nominees and FOR Proposal 2.

The Submission Of This Proxy, If Executed Properly, Revokes All Prior Proxies.

NOTE: Please sign your name or names exactly as set forth hereon. For jointly owned shares, each owner should sign. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VOLT INFORMATION SCIENCES, INC.
560 Lexington Avenue
New York, New York 10022-6828

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 30, 2009

TO THE SHAREHOLDERS OF
VOLT INFORMATION SCIENCES, INC.

The Annual Meeting of Shareholders of Volt Information Sciences, Inc. (the "Company") will be held at the First Floor Atrium, Volt Corporate Park, 2401 N. Glassell Street, Orange, CA 92865, on March 30, 2009, at 10:00 a.m., Pacific Time, to consider the matters listed on the reverse side.

Only shareholders of record at the close of business on February 2, 2009 will be entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

You are cordially invited to attend the meeting. Whether or not you plan to be present, kindly fill out and sign the enclosed Proxy exactly as your name appears on the Proxy, and mail it promptly in order that your vote can be recorded. A return envelope is enclosed for your convenience and requires no postage if mailed within the United States. You may also vote by telephone or Internet as shown on the reverse side. The giving of this Proxy will not affect your right to vote in person in the event that you find it convenient to attend the meeting.

By Order of the Board of Directors
Jerome Shaw, Secretary

New York, New York
February 18, 2009

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

ç Detach above card, sign, date and mail in postage paid envelope provided. è	VOLIS2

REVOCABLE PROXY
VOLT INFORMATION SCIENCES, INC.

Solicited On Behalf Of The Board Of Directors For
Annual Meeting Of Shareholders Of Volt Information Sciences, Inc.

The undersigned hereby appoints STEVEN A. SHAW, JEROME SHAW and HOWARD B. WEINREICH, jointly and severally, Proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of VOLT INFORMATION SCIENCES, INC. to be held on March 30, 2009, and at any adjournments or postponements thereof, as indicated upon the matters listed on the reverse side as described in the Notice of Meeting and accompanying Proxy Statement related to such meeting, receipt of which is acknowledged, and with discretionary power upon such other business as may come before the meeting, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present, hereby revoking any prior Proxy or Proxies.

Please be sure to sign and date this Proxy.